Exhibit 10.1

OPENWAVE SYSTEMS INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                                          (the “Employee”) [See attached Schedule 1 for a list of Employees who have received an Agreement in substantially the form hereof] and Openwave Systems Inc., a Delaware corporation (the “Company”) effective as of October 12, 2001 (the “Effective Date”).

RECITALS

A.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.    The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C.    The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.    The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments (except as specified in Section 1 below) or vesting acceleration with respect to options or restricted stock of the Company upon a change of control, with this Agreement which is now the Company’s standard executive Change of Control Agreement.

E.    Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1.    Effectiveness.    This Agreement became effective on the Effective Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

(a)  Replacement of Existing Change of Control Agreement.    This Agreement supercedes and replaces any individual agreements or arrangements between the Company or any of its subsidiaries and the Employee entered into prior to the Effective Date that relate to severance payments (except as otherwise provided in this Section 1) or vesting acceleration with respect to options or restricted stock of the Company upon a change of control (as defined in any such agreements or arrangements) of the Company. Any such individual agreements or arrangements (whether in the form of offer letters, employment agreements, change of control agreements or otherwise) are hereby terminated and shall no longer have any force or effect.

(b)  If applicable, Right to Cash Severance Payments under Employment Agreement.    Notwithstanding the foregoing, this Agreement shall not affect the Employee’s right to cash severance payments and benefits, excluding the further vesting of options, as specifically provided in his Employment Agreement with the Company dated                     ; provided, however, that cash payments under this Agreement shall be reduced based upon such other payments in accordance with Section 3(f) of this Agreement.

2.    At-Will Employment.    The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason not in connection with a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3(b) of this Agreement but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

3.    Severance and Other Benefits.

(a)  Occurrence of a Change of Control.    If the Employee is employed at the time of the occurrence of a Change of Control, then 50% of the vesting of the unvested portion of any stock option or restricted stock granted to the Employee by the Company and then held by the Employee shall automatically be accelerated so as to become immediately vested. This partial acceleration of vesting shall be applied equally to each vesting installment of all then outstanding stock options and restricted stock grants.

(b)  Termination in Connection with a Change of Control.    If the Employee’s employment terminates as a result of Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending twenty four (24) months following a Change of Control, then after the later of (i) five (5) business days after the Employee’s last date of employment with the Company and (ii) seven (7) calendar days after execution and delivery of an effective release of claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company (in substantially the Company’s standard form entitled Mutual Separation and Release Agreement), 100% of the unvested portion of any stock option or restricted stock granted to the Employee by the Company and then held by the Employee (except for any stock option or restricted stock grants which by the terms of grant are expressly excluded from the effect of any change of control provisions under this Agreement) shall automatically be accelerated in full so as to become immediately and completely vested. In addition to such vesting acceleration, on the date that the Employee receives such acceleration, the Employee shall receive the following payments and benefits: (1) a lump sum cash payment equal to the Employee’s then current annual base salary (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company, (2) immediate forgiveness of any loans from the Company to the Employee (except for any loan that by its terms is specifically excluded from the effect of this provision) together with the immediate payment of a lump sum cash amount sufficient to satisfy in full any income, employment, excise or other tax liability incurred by the Employee arising out of or relating to such forgiveness of indebtedness or the cash payment made under this clause “3(b)(2)” (assuming for purposes of this calculation that the Employee is liable for such taxes at the highest marginal tax rate), and (3) if the time period following termination of employment available to the employee for exercise of all or any portion of the outstanding stock options granted to such employee is less than one year, then an extension of that exercise time period to one year to following the Employee’s Termination Date. In the event that the Employee’s employment terminates two (2) months or less prior to a Change of Control, for purposes of this Section 3(b) and elsewhere in this Agreement, the benefits described in this Section 3(b) shall become payable upon the date the Change of Control occurs (and the extended exercise period shall commence on that same date).

(c)  Voluntary Resignation; Termination For Cause.    If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under Section 3(b) of this Agreement, but may be entitled to benefits (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(d)  Disability; Death.    If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under Section 3(b) of this Agreement, but may be entitled to benefits (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(e)  Termination Not in Connection With a Change of Control.    In the event the Employee’s employment terminates for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to the period commencing two (2) months before the occurrence of a Change of Control or after the twenty four (24) month period following a Change of Control, then the Employee shall not be entitled to receive severance and any other benefits under Section 3(b) of this Agreement, but only as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(f)  Coordination with Other Change of Control Benefits or Severance Benefits.    If the Employee is entitled to cash payments, accelerated vesting of stock options or restricted stock grants, or any other benefits from the Company in connection with the occurrence of a Change of Control or the termination of the Employee’s employment, then the benefits received by the Employee under this Agreement shall be reduced by the benefits received by the Employee from the Company under such other plans, programs, arrangements or agreements.

(g)  Mitigation.    The Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

4.    Attorney Fees, Costs and Expenses.    The Company shall promptly reimburse the Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by the Employee to enforce his or her rights hereunder. In the event the Employee is not the prevailing party, the Employee shall repay such reimbursements. The prevailing party shall be determined based upon the applicable court’s or arbitrator’s determination of which party prevailed on the major contested issues, with reference to the amount awarded or agreed to and without regard to whether or not the action resulted in a final judgment or was settled.

5.    Tax Matters.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then the Employee’s benefits under Section 3 shall still be delivered in full, and in addition the Employee shall receive an additional lump sum cash payment, taking into account all applicable federal, state, local and other income, employment and other taxes and the excise tax imposed by Section 4999 (assuming for purposes of this calculation that the Employee is liable for such taxes at the highest marginal tax rate) that results in no reduction to the Employee in the amount or the value of the benefits under Section 3 of this Agreement as a result of the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law). Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent accounting firm (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.    Definition of Terms.    The following terms used in this Agreement shall have the following meanings:

(a)  Cause.    “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

(b)  Change of Control.    “Change of Control” means the occurrence of any of the following events:

(i)  The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii)  A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii)  The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

(c)  Disability.    “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d)  Involuntary Termination.    “Involuntary Termination” shall mean the Employee’s resignation from the Company within 3 months of the occurrence of any of the following events: (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority, responsibilities, job title or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any termination of the Employee by the Company which is not effected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. For purposes of clause (i) of the immediately preceding sentence, (x) the Employee’s responsibilities shall be deemed to be significantly reduced if (a) the Employee ceases to report to the Chief Executive Officer or Chief Operating Officer of the ultimate parent entity after the consummation of the Change of Control transaction and (b) is no longer on the executive officer management staff of such ultimate parent entity.

(e)  Termination Date.    “Termination Date” shall mean (i) if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the substantial performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Employee’s employment is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company; however, if the Employee terminates his or her employment on account of Involuntary Termination and the Employee subsequently notifies the Company that a dispute exists concerning the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

7.    Successors.

(a)  Company’s Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

(b)  Employee’s Successors.    The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Notice.

(a)  General.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b)  Governing Law.    This Agreement shall be governed by the internal laws of the State of California.

(c)  Counterparts; Facsimile.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

(d)  Waiver.    If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e)  Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	OPENWAVE SYSTEMS INC.

Name: Donald J. Listwin
Title: Chairman and CEO

EMPLOYEE	Signature:

Name:

SCHEDULE 1

Four of the Company’s six Executive Officers, excluding the CEO and COO, are parties to a change of control agreement in the form hereof.

The Company’s COO, Kevin Kennedy, is covered by this Agreement except that he receives 75% acceleration (instead of 50%) upon a Change of Control (i.e., the first trigger).

The Company’s CEO has not received the benefits of this Agreement because he is already entitled to similar benefits upon a Change of Control pursuant to his Employment Agreement with the Company dated September 18, 2001.

Approximately eight other executives of the Company that are members of the Company’s executive management staff are parties to a change of control agreement in the form hereof.

9